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                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         Agreement made this 20th day of November, 1997, by and between GEORGE
R. JENSEN, JR. ("Jensen"), an individual residing at 3 Sugar Knoll Road, Devon, Pennsylvania 19333, and USA TECHNOLOGIES, Inc., a Pennsylvania corporation ("USA"), with a place of business at 200 Plant Avenue, Wayne, Pennsylvania 19087.


                                   BACKGROUND

         USA is in the principal business of owning and licensing unattended, credit card activated control systems for the vending, copying, debit card and personal computer industries. Jensen is the founder as well as the President and Chief Executive Officer of USA. Jensen is currently subject to an Employment And Non-Competition Agreement dated as of July 1, 1992, as amended by a First Amendment thereto dated as of April 29, 1996, pursuant to which Jensen is employed by USA through June 30, 1998. The Board of Directors of USA deems it in the best interests of USA to replace the current employment agreement with this new agreement in order to, among other things, retain Jensen as President and Chief Executive Officer as well as to provide for appropriate incentives and adequate compensation to him in the future.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

         SECTION 1. Employment.

         (a) USA shall employ Jensen as President and Chief Executive Officer

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commencing on the date hereof and continuing through June 30, 2000 (the
"Employment Period") and Jensen hereby accepts such employment. Unless terminated by either party hereto upon at least 60-days notice prior to end of the original Employment Period ending June 30, 2000, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

         (b) During the Employment Period, Jensen shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Jensen shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the Board of Directors of USA.

         (c) Nothing contained in subparagraph (b) hereof shall be construed as preventing Jensen from investing his personal assets in businesses which do not compete with USA, (i) where the form or manner of such investments will not require any management duties or time, or any other substantial services or time, on the part of Jensen in connection with the businesses in which such investments are made, or (ii) in which his participation is solely that of a passive investor.

         SECTION 2. Compensation and Benefits

         (a) In consideration of his services rendered, USA shall play to Jensen a base salary of $100,000 per year during the Employment Period, subject to any withholding required by law. Jensen's base salary may be increased from time to time in the discretion of the Board of Directors.

         (b) In addition to the base salary provided for in subparagraph (a), Jensen shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion,

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pay to Jensen from time to time.

         (c) Jensen shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Jensen in connection with his employment duties hereunder. Such expenses shall include but not be limited to all reasonable business travel expenses such as tolls, gasoline and mileage. Jensen shall reasonably document all requests for expense reimbursements.

         (d) As a further incentive to Jensen, USA believes it is in the best interest of USA to grant to Jensen five percent of the issued and outstanding shares of Common Stock of USA ("Common Stock") in the event there is a USA Transaction (as defined below), all as more fully described in Section 4 hereof.

         SECTION 3. Cancellation. As of the date hereof, all of the 7,545,000 shares of Common Stock beneficially owned by Jensen are held in escrow pursuant to the Escrow Agreement dated December 28, 1993 by and between USA, Jensen, the Escrow Depository, and certain other parties, as amended by the Modification To Escrow Agreement dated as of October 6, 1994, and by the Second Modification To Escrow Agreement dated as of December 30, 1996 ("Escrow Agreement"). Of such shares, an aggregate of 4,365,000 shares are subject to such cancellation arrangement if certain performance goals are not met by USA on or before June 30, 1998. Jensen agreed to such cancellation arrangements at the request of the Pennsylvania Securities Commission as a condition of the Commission declaring USA's initial public offering effective in Pennsylvania. Jensen may (and has in the past decided to) cancel in advance of June 30, 1998, shares of Common Stock which are held in the escrow arrangement and otherwise subject to cancellation.

         As permitted under the Escrow Agreement, Jensen hereby cancels the 4,365,000 shares of Common Stock currently subject to cancellation pursuant to the Escrow Agreement. The remainder

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of Jensen's shares of Common Stock, being 3,180,000 shares, shall be released from escrow and delivered to him pursuant to the terms of the Escrow Agreement. In this regard, USA shall take all necessary action to have such remaining shares released from the escrow arrangement. USA hereby acknowledges that the 4,365,000 shares of Common Stock being canceled by Jensen are now available for issuance by USA as deemed appropriate. In addition, the cancellation by Jensen also makes available to USA a sufficient number of unissued shares of Common Stock to provide for all shares of Common Stock which may be required to be issued by USA in connection with all outstanding options, purchase rights, warrants, Series A Convertible Preferred Stock of USA ("Preferred Stock"), as well as any unpaid and accrued dividends on such Preferred Stock.

         SECTION 4. Five Percent Rights.

         A. If at any time after the date hereof there shall be a USA Transaction, USA shall issue to Jensen that number of shares of Common Stock as shall when issued to him equal five percent (5%) of all the then issued and outstanding shares of Common Stock (the "Rights"). At the time of any USA Transaction, all of the shares of Common Stock underlying the Rights shall automatically and without any action on Jensen's part be deemed to be issued and outstanding immediately prior to any such USA Transaction, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction. In connection with a USA Transaction, USA and/or such successor or purchasing corporation, person, or entity, as the case may be, shall recognize and specifically provide for the Rights and the Common Stock underlying the Rights as provided for in this Section 4.

         B. The number of shares of Common Stock to be issued to Jensen shall be calculated on a fully converted and diluted basis, and in this regard, all outstanding options, warrants, purchase

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rights, Preferred Stock (and accrued dividends thereon), or any other securities or rights whatsoever that are exercisable or convertible into shares of Common Stock shall be considered to have been converted and/or exercised into shares of Common Stock on and as of the date of issuance to Jensen of the Common Stock underlying the Rights. All shares of Common Stock issued to Jensen shall be, at the time of delivery of the certificates for such Common Stock, validly issued and outstanding, fully paid and non-assessable

         C. For purposes hereof, the term "USA Transaction" shall mean:

         (i) the acquisition of at least fifty-one percent (51%) or more of USA's then outstanding voting securities entitled to vote generally in the election of Directors (the "Outstanding Shares") by any person, entity or group required to file (or which would be required to file if USA had been subject to such provisions) a Schedule 13D, Schedule 14D-1, or Schedule 13G promulgated under the Securities Exchange Act of 1934 ("Exchange Act") in connection with such beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act); or

         (ii) approval by the shareholders of USA of a reorganization, merger, consolidation, liquidation, or dissolution of USA, or the sale, transfer, lease or other disposition of all or substantially all of the assets of USA ("Business Combination").

         (iii) Notwithstanding subsection (ii) above, and other than in connection with a liquidation or dissolution of USA, a Business Combination described in subsection (ii) above shall not constitute a USA Transaction if following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities entitled to vote

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generally in the election of Directors of the entity resulting from  such business combination (including without limitation, an entity which as a result of such transactions owns USA or all or substantially all of USA's assets either directly or through one or rmore subsidiaries), and (B) no person owns, directly or indirectly, 49% or more of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

         D. If there is a USA Transaction, USA shall at its sole cost and expense, take such action as shall be required to have any shares of Common Stock to be issued to Jensen pursuant to the Rights to be registered or exempted from registration under applicable Federal and state securities laws. As a condition to the issuance by USA of any Common Stock pursuant to the Rights, Jensen shall execute and deliver such representations, warranties, and covenants, that may be required by applicable Federal and state securities law, or that USA determines is reasonably necessary in connection with the issuance of such Common Stock. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

         E. The Rights granted hereunder to Jensen shall be irrevocable by USA and are unconditional, absolute and fully vested obligations of USA. The Rights shall not be subject to any right of set off, recoupment or any other equitable defenses by USA and shall be issued to Jensen in strict accordance with their terms. The terms and conditions of this Section 4 shall not be affected by the termination of Jensen's employment with USA for any reason whatsoever, and whether or not any "cause" exists therefore, and shall not be affected by Jensen's breach of this Agreement or any

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other agreement with USA.

         F. The Rights shall be transferable by Jensen, or by any subsequent assignee, in whole or in part, at any time or from time to time, by notice to USA. As a condition precedent of such transfer, the assignee shall execute and deliver such representations, warranties, and covenants that may be required by applicable Federal and state securities laws. In addition, USA may require that the transferor deliver to USA an opinion of counsel, acceptable to USA, to the effect that such transfer of the Rights is permitted under and does not violate any applicable state or Federal securities laws.

         G. If a USA Transaction shall occur at a time when there would not be a sufficient number of authorized but unissued shares of Common Stock to satisfy USA's obligations hereunder, then USA shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, USA shall structure the USA Transaction so that Jensen shall receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock, and as if all the shares of Common Stock underlying the Rights had actually been issued to Jensen by USA at the time of the USA Transaction.

         SECTION 5. Termination. Notwithstanding anything else contained herein, USA may terminate the employment of Jensen at any time upon notice delivered to Jensen in the event that (i) Jensen commits any criminal or fraudulent act; or
(ii) Jensen breaches any term or condition of this Agreement; or (iii) Jensen willfully abandons his duties hereunder. Upon such termination neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that all of the terms and conditions of Section 4 hereof as well as Jensen's obligations under Sections

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7 and 8 hereof shall survive any such termination.

     SECTION 6. Death and Disability.

         (a) If Jensen shall die during the Employment Period, this Agreement shall terminate as of the date of such death and except for all of the terms and conditions of Section 4 hereof as well as any base salary owed to or bonuses accrued to Jensen as of such date, USA shall have no further duties or obligations hereunder whatsoever.

         (b) If USA determines in good faith that Jensen is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Jensen's employment hereunder may be terminated immediately, upon giving him notice to that effect, and upon such termination except for any base salary or bonuses accrued as of such date neither party hereto shall have any further duties or obligations hereunder; provided, however, that all of the terms and conditions of Section 4 hereof as well as Jensen's obligations under Sections 7 and 8 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability.

     SECTION 7. Business Secrets.

         (a) Except in connection with his duties hereunder, Jensen shall not, directly or indirectly, at any time from and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information,

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documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of USA, that Jensen learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement.

         (b) From and after the date hereof, except in connection with his duties hereunder, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, Jensen shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Jensen is or becomes aware, or with which Jensen has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement. Notwithstanding the prior sentence, following the termination of Jensen's employment with USA, Jensen shall be permitted to sell products to customers or accounts of USA, provided such products are not competitive with, or similar to, any products of USA, whether such products are offered now or at any time in the future by USA.

         (c) All documents, data, know-how, designs, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Jensen by USA, or developed by Jensen on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Jensen's employment hereunder or his affiliation with USA, are and shall remain the sole and exclusive property of USA, and Jensen shall have no right or interest whatsoever thereto, including but not limited to any copyright or patent interest whatsoever. If USA requests the return of any such items

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(including all copies) at any time whatsoever, Jensen shall immediately deliver the same to USA.

     SECTION 8. Restrictive Covenant. From and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, Jensen shall be prohibited from competing in the United States with the business of USA as presently or as hereinafter conducted, including but not limited to the ownership and licensing of unattended, credit card activated control systems in the vending, copying, debit card, or personal computer industries. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

     SECTION 9. Remedies. Jensen acknowledges that any breach by him of the obligations set forth in Sections 7 or 8 hereof would substantially and materially impair and irreparably harm USA's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Jensen agrees that in the event of any breach or any threatened breach by Jensen of any of the provisions of Section 7 or 8 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Jensen of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

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     SECTION 10. Waiver of Breach. The waiver by USA of a breach of any provision of this Agreement by Jensen shall not operate or be construed as a waiver of any other or subsequent breach by Jensen of such or any other provision.

     SECTION 11. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

                        To USA:

                                USA Technologies, Inc.
                                200 Plant Avenue
                                Wayne, Pennsylvania 19087
                                Attn: Keith L. Sterling, Secretary


                        To Jensen,

                                Mr. George R. Jensen, Jr.
                                3 Sugar Knoll Road
                                Devon, Pennsylvania 19333


or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

     SECTION 12. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively


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broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

     SECTION 13. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

     SECTION 14. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Jensen; provided, however, that the Rights described in Section 4 hereof may be assigned in whole or in part, and from time to time, by Jensen or his assignees all as permitted in Section 4.F. hereof.

     SECTION 15. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof. This Agreement completely replaces and supersedes the Restated Employment and Non-Competition Agreement dated as of July 1, 1992, as well as the First Amendment thereto dated as of April 29, 1996, between Jensen and USA, and such agreements shall be void and of no further force or effect. This Agreement may only be modified by an agreement in writing executed by both USA and Jensen.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          USA TECHNOLOGIES, INC.


                                   By: /s/ Keith L. Sterling
                                       --------------------------------
                                           Keith L. Sterling, Secretary

                                       /s/ George R. Jensen Jr.
                                       --------------------------------
                                           George R. Jensen Jr.




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